NOVASTAR ANNOUNCES EXERCISE OF UNDERWRITERS' OVER-ALLOTMENT OPTION

KANSAS CITY, Mo., Nov. 22, 2004 (BUSINESS WIRE)--NovaStar Financial, Inc. (NYSE:NFI), a lender and investor in residential mortgages, announced that the underwriters of its recent 1,500,000 share public stock offering have exercised their right to purchase an additional 225,000 shares of NovaStar common stock, pursuant to the over-allotment option granted to the underwriters in connection with the offering.

Including the over-allotment option, NovaStar sold 1,725,000 in the offering at $42.50 per share, for net proceeds of approximately $70.2 million, after deducting underwriting fees, commissions and its estimated expenses.

JMP Securities LLC served as the lead managing underwriter of the offering with Flagstone Securities, LLC acting as co-manager.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and prospectus supplement related to the offering may be obtained by contacting JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111.

CONTACT: NovaStar Financial, Inc.

Jeffrey A. Gentle, 816-237-7424 (Investor Relations)